Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2017 RESULTS

Miami Lakes, Fla. — July 26, 2017 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2017.

For the quarter ended June 30, 2017, the Company reported net income of $66.4 million, or $0.60 per diluted share, compared to $56.7 million, or $0.52 per diluted share, for the quarter ended June 30, 2016. For the six months ended June 30, 2017, the Company reported net income of $128.7 million, or $1.17 per diluted share, compared to $111.6 million, or $1.03 per diluted share, for the six months ended June 30, 2016.

Rajinder Singh, President and Chief Executive Officer, said, "The second quarter was an excellent one for BankUnited, marked by margin expansion along with strong earnings and solid loan and deposit growth."

Performance Highlights

•
Net interest income increased by $25.3 million to $239.6 million for the quarter ended June 30, 2017 from $214.3 million for the quarter ended June 30, 2016. Interest income increased by $38.4 million, due primarily to increases in the average balances of loans and investment securities outstanding and to a lesser extent an increase in the yield on interest earning assets. Interest expense increased by $13.1 million, driven by increases in average interest bearing liabilities and the cost of those liabilities. For the six months ended June 30, 2017, net interest income increased by $49.0 million to $470.2 million from $421.2 million for the six months ended June 30, 2016.

•
The net interest margin, calculated on a tax-equivalent basis, increased to 3.76% for the quarter ended June 30, 2017 compared to 3.75% for the quarter ended June 30, 2016 and 3.70% for the immediately preceding quarter ended March 31, 2017. The net interest margin, calculated on a tax-equivalent basis, was 3.73% for the six months ended June 30, 2017 compared to 3.79% for the six months ended June 30, 2016.

•
Total interest earning assets increased by $1.1 billion during the second quarter of 2017. Non-covered loans and leases, including equipment under operating lease, grew by $836 million during the quarter. For the six months ended June 30, 2017, total interest earning assets increased by $1.2 billion.

•	Total deposits increased by $853 million for the quarter ended June 30, 2017 to $20.8 billion. For the six months ended June 30, 2017, total deposits increased by $1.3 billion.

•
Book value per common share grew to $24.16 at June 30, 2017, an 8.0% increase from June 30, 2016. Tangible book value per common share increased by 8.4% over the same period, to $23.44 at June 30, 2017.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s and BankUnited, N.A.'s regulatory capital ratios at June 30, 2017 were as follows:

	BankUnited, Inc.	BankUnited, N.A.
Tier 1 leverage	8.7%	9.5%

Common Equity Tier 1 ("CET1") risk-based capital	11.9%	13.0%

Tier 1 risk-based capital	11.9%	13.0%

Total risk-based capital	12.7%	13.8%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $20.2 billion at June 30, 2017 from $19.4 billion at December 31, 2016. Non-covered loans grew to $19.7 billion while covered loans declined to $527 million at June 30, 2017.

For the quarter ended June 30, 2017, non-covered commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial lending subsidiaries, grew by $664 million to $15.8 billion. Equipment under operating lease, net, grew by $14 million during the second quarter of 2017. Non-covered residential and other consumer loans grew by $158 million to $3.9 billion during the second quarter of 2017.

The New York franchise contributed $135 million to non-covered loan growth for the quarter while the Florida franchise contributed $286 million. The Company's national platforms contributed $401 million of non-covered loan growth. We refer to our commercial lending subsidiaries, our mortgage warehouse lending operations, the small business finance unit ("SBF") and our residential loan purchase program as national platforms. Non-covered loan growth in New York was concentrated in the commercial and industrial ("C&I") and owner-occupied real estate categories. In Florida, non-covered C&I and owner-occupied real estate loans grew by $130 million and $65 million, respectively, while other categories of commercial real estate loans grew by $99 million. The most significant contributors to growth across the national platforms were residential at $173 million, Pinnacle Public Finance at $108 million and mortgage warehouse lending at $137 million. At June 30, 2017, the non-covered loan portfolio included $6.9 billion, $6.4 billion and $6.4 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	Non-Covered Loans		Total Loans
	June 30, 2017	December 31, 2016	June 30, 2017	December 31, 2016
Residential and other consumer loans	19.5%	18.4%	21.6%	21.0%
Multi-family	18.8%	20.4%	18.4%	19.8%
Non-owner occupied commercial real estate	20.0%	19.9%	19.5%	19.3%
Construction and land	1.3%	1.7%	1.2%	1.6%
Owner occupied commercial real estate	9.6%	9.3%	9.3%	9.0%
Commercial and industrial	18.4%	18.1%	17.9%	17.5%
Commercial lending subsidiaries	12.4%	12.2%	12.1%	11.8%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended June 30, 2017 and 2016, the Company recorded provisions for loan losses of $13.6 million and $14.3 million, respectively, including provisions related to non-covered loans of $12.0 million and $14.3 million. For the six months ended June 30, 2017 and 2016, the Company recorded provisions for loan losses of $25.7 million and $18.0 million, respectively, including provisions related to non-covered loans of $23.3 million and $18.7 million. The provision related to taxi medallion loans totaled $7.4 million and $4.6 million for the quarters ended June 30, 2017 and 2016, respectively, and $16.9 million and $5.8 million for the six months ended June 30, 2017 and 2016, respectively.

Significant factors contributing to the decrease in the provision for loan losses related to non-covered loans for the quarter ended June 30, 2017 as compared to the quarter ended June 30, 2016 were (i) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors and (ii) lower loan growth, partially offset by (iii) an increase in the provision related to taxi medallion loans.

Factors contributing to the increase in the provision for loan losses related to non-covered loans for the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 were (i) the increase in the provision related to taxi medallion loans and (ii) an increase in the provision related to impaired loans in other portfolio segments, partially offset by (iii) a net decrease in the relative impact on the provision of changes in quantitative and qualitative loss factors and (iv) the impact of lower loan growth in 2017.

Non-covered, non-performing loans totaled $135.8 million or 0.69% of total non-covered loans at June 30, 2017 compared to $132.7 million or 0.71% of total non-covered loans at December 31, 2016. Non-performing taxi medallion loans comprised $66.2 million or 0.34% of total non-covered loans at June 30, 2017 and $60.7 million or 0.32% of total non-covered loans at December 31, 2016. Non-covered, non-performing assets also included $6.0 million and $8.4 million of OREO and other repossessed assets at June 30, 2017 and December 31, 2016, respectively.

The ratios of the allowance for non-covered loan and lease losses to total non-covered loans and to non-performing, non-covered loans were 0.77% and 111.30%, respectively, at June 30, 2017, compared to 0.80% and 113.68% at December 31, 2016. The annualized ratio of net charge-offs to average non-covered loans was 0.25% for the six months ended June 30, 2017, compared to 0.09% for the six months ended June 30, 2016. A majority of the increase in the net charge-off ratio is attributable to charge-offs of taxi medallion loans.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30, 2017				Three Months Ended June 30, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$831	$2,058	$148,392	$151,281	$—	$3,885	$121,759	$125,644
Provision	981	672	11,966	13,619	—	57	14,276	14,333
Charge-offs	—	—	(10,237)	(10,237)	—	(501)	(5,325)	(5,826)
Recoveries	—	7	978	985	—	12	1,555	1,567
Balance at end of period	$1,812	$2,737	$151,099	$155,648	$—	$3,453	$132,265	$135,718

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total	ACI Loans	Non-ACI Loans	Non-Covered Loans	Total
Balance at beginning of period	$—	$2,100	$150,853	$152,953	$—	$4,868	$120,960	$125,828
Provision (recovery)	1,812	620	23,287	25,719	—	(674)	18,715	18,041
Charge-offs	—	(55)	(25,006)	(25,061)	—	(839)	(9,133)	(9,972)
Recoveries	—	72	1,965	2,037	—	98	1,723	1,821
Balance at end of period	$1,812	$2,737	$151,099	$155,648	$—	$3,453	$132,265	$135,718

Charge-offs related to taxi medallion loans totaled $5.9 million and $1.1 million for the quarters ended June 30, 2017 and 2016, respectively, and $11.8 million and $1.6 million for the six months ended June 30, 2017 and 2016, respectively.

Deposits

At June 30, 2017, deposits totaled $20.8 billion compared to $19.5 billion at December 31, 2016. The average cost of total deposits was 0.79% for the quarter ended June 30, 2017, compared to 0.72% for the immediately preceding quarter ended March 31, 2017 and 0.66 % for the quarter ended June 30, 2016. The average cost of total deposits was 0.76% for the six months ended June 30, 2017, compared to 0.64% for the six months ended June 30, 2016.

Net interest income

Net interest income for the quarter ended June 30, 2017 increased to $239.6 million from $214.3 million for the quarter ended June 30, 2016. Net interest income was $470.2 million for the six months ended June 30, 2017, compared to $421.2 million for the six months ended June 30, 2016. Increases in interest income were partially offset by increases in interest expense. The increases in interest income were primarily attributable to an increase in the average balance of loans and related average yields. Increases in the average balance of investment securities and related average yields also contributed to increased interest income. Interest expense increased due to an increase in average interest bearing liabilities and an increase in the cost of funds.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.76% for the quarter ended June 30, 2017 compared to 3.70% for the immediately preceding quarter ended March 31, 2017 and 3.75% for the quarter ended June 30,

2016. Increases in the yields on loans and investment securities, as discussed further below, more than offset increases in the cost of interest bearing liabilities.

Net interest margin, calculated on a tax-equivalent basis, was 3.73% for the six months ended June 30, 2017 compared to 3.79% for the six months ended June 30, 2016. The yield on interest earning assets remained unchanged, as the decrease in the average yield on loans as discussed below was offset by an increase in the yield on investment securities, while the cost of interest bearing liabilities increased.

Significant factors impacting the changes in net interest margin for the quarter and six months ended June 30, 2017 compared to the quarter and six months ended June 30, 2016 included:

•
The tax-equivalent yield on loans increased to 5.24% for the quarter ended June 30, 2017 from 5.14% for the quarter ended June 30, 2016. This increase reflected increased yields on both non-covered and covered loans, somewhat offset by the continued increase in new loans, originated at yields lower than those on covered loans, as a percentage of total loans.

•
Although yields on both non-covered and covered loans increased, the tax-equivalent yield on loans declined to 5.15% for the six months ended June 30, 2017 from 5.20% for the six months ended June 30, 2016, primarily because lower yielding new loans comprised a greater percentage of total loans.

•
The tax-equivalent yield on non-covered loans was 3.78% and 3.70%, respectively, for the quarter and six months ended June 30, 2017, compared to 3.56% and 3.59% for the quarter and six months ended June 30, 2016. The most significant factor contributing to increased yields on non-covered loans was the impact of increases in market interest rates.

•
The tax-equivalent yield on covered loans increased to 54.51% and 52.10%, respectively, for the quarter and six months ended June 30, 2017 from 40.97% and 39.54% for the quarter and six months ended June 30, 2016.

•
The tax-equivalent yield on investment securities increased to 3.05% and 3.03%, respectively, for the quarter and six months ended June 30, 2017 from 2.82% and 2.80% for the quarter and six months ended June 30, 2016.

•
The average rate on interest bearing liabilities increased to 1.07% and 1.03%, respectively, for the quarter and six months ended June 30, 2017 from 0.93% and 0.94% for the quarter and six months ended June 30, 2016, reflecting higher average rates on both interest bearing deposits and FHLB advances. Increases in the cost of interest bearing liabilities primarily reflect increases in market rates.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans. Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans. The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans. As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the six months ended June 30, 2017 and the year ended December 31, 2016 were as follows (in thousands):

Balance at December 31, 2015	$902,565
Reclassifications from non-accretable difference	76,751
Accretion	(303,931)
Balance at December 31, 2016	675,385
Reclassifications from non-accretable difference	53,338
Accretion	(153,199)
Balance at June 30, 2017	$575,524

Non-interest income

Non-interest income totaled $29.9 million and $58.0 million, respectively, for the quarter and six months ended June 30, 2017 compared to $28.9 million and $52.1 million, respectively, for the quarter and six months ended June 30, 2016.

Non-interest expense

Non-interest expense totaled $160.4 million and $317.0 million, respectively, for the quarter and six months ended June 30, 2017 compared to $144.1 million and $286.2 million, respectively, for the quarter and six months ended June 30, 2016. The most significant components of the increases in non-interest expense for the quarter and six months were increases in amortization of the FDIC indemnification asset of $7.6 million and $12.4 million, respectively, and increases in employee compensation and benefits of $4.6 million and $8.8 million, respectively.

Amortization of the FDIC indemnification asset was $45.7 million and $90.1 million, respectively, for the quarter and six months ended June 30, 2017, compared to $38.1 million and $77.8 million, respectively, for the quarter and six months ended June 30, 2016. The amortization rate increased to 41.76% and 38.92%, respectively, for the quarter and six months ended June 30, 2017 from 23.08% and 22.65%, respectively, for the quarter and six months ended June 30, 2016. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Provision for income taxes

The effective income tax rate was 30.4% and 30.6%, respectively, for the quarter and six months ended June 30, 2017, compared to 33.0% and 33.9%, respectively, for the quarter and six months ended June 30, 2016. The effective income tax rate differed from the statutory federal income tax rate of 35% in both periods due primarily to the effect of income not subject to tax, partially offset by state income taxes. In addition, the effective income tax rate for the six months ended June 30, 2017 reflected the impact of excess tax benefits resulting from activity related to vesting of share-based awards and exercise of stock options in the amount of $2.9 million. A change in accounting standards related to stock based compensation required the Company to recognize these excess tax benefits as a component of the provision for income taxes beginning January 1, 2017; previously these excess tax benefits were recognized in paid-in capital.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2017 (in thousands except share and per share data):

Total stockholders’ equity	$2,580,820
Less: goodwill and other intangible assets	77,919
Tangible stockholders’ equity	$2,502,901

Common shares issued and outstanding	106,800,972

Book value per common share	$24.16

Tangible book value per common share	$23.44

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, July 26, 2017 with President and Chief Executive Officer, Rajinder P. Singh, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 51572813. A replay of the call will be available from 12:00 p.m. ET on July 26th through 11:59 p.m. ET on August 2nd by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 51572813. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition
BankUnited, Inc., with total assets of $29.0 billion at June 30, 2017, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 90 banking centers in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2017.
On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition. Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities. Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements. Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold. The Company’s current estimate of cumulative losses on the covered assets is approximately $3.6 billion. The Company has received $2.7 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 available at the SEC’s website (www.sec.gov).

Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2017	December 31, 2016
ASSETS
Cash and due from banks:
Non-interest bearing	$37,639	$40,260
Interest bearing	105,081	35,413
Interest bearing deposits at Federal Reserve Bank	85,640	372,640
Cash and cash equivalents	228,360	448,313
Investment securities available for sale, at fair value	6,727,327	6,073,584
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	271,947	284,272
Loans held for sale	29,016	41,198
Loans (including covered loans of $527,310 and $614,042)	20,231,336	19,395,394
Allowance for loan and lease losses	(155,648)	(152,953)
Loans, net	20,075,688	19,242,441
FDIC indemnification asset	406,820	515,933
Bank owned life insurance	243,082	239,736
Equipment under operating lease, net	573,075	539,914
Deferred tax asset, net	26,181	62,940
Goodwill and other intangible assets	77,919	78,047
Other assets	324,321	343,773
Total assets	$28,993,736	$27,880,151

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$3,021,959	$2,960,591
Interest bearing	1,558,174	1,523,064
Savings and money market	10,071,034	9,251,593
Time	6,126,673	5,755,642
Total deposits	20,777,840	19,490,890
Federal Home Loan Bank advances	4,949,785	5,239,348
Notes and other borrowings	402,823	402,809
Other liabilities	282,468	328,675
Total liabilities	26,412,916	25,461,722

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 106,800,972 and 104,166,945 shares issued and outstanding	1,068	1,042
Paid-in capital	1,488,159	1,426,459
Retained earnings	1,032,308	949,681
Accumulated other comprehensive income	59,285	41,247
Total stockholders' equity	2,580,820	2,418,429
Total liabilities and stockholders' equity	$28,993,736	$27,880,151

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest income:
Loans	$249,409	$220,630	$485,771	$435,206
Investment securities	46,054	36,710	89,773	70,251
Other	3,372	3,124	6,829	5,814
Total interest income	298,835	260,464	582,373	511,271
Interest expense:
Deposits	39,514	28,833	74,242	55,459
Borrowings	19,732	17,321	37,949	34,661
Total interest expense	59,246	46,154	112,191	90,120
Net interest income before provision for loan losses	239,589	214,310	470,182	421,151
Provision for (recovery of) loan losses (including $1,653, $57, $2,432 and $(674) for covered loans)	13,619	14,333	25,719	18,041
Net interest income after provision for loan losses	225,970	199,977	444,463	403,110
Non-interest income:
Income from resolution of covered assets, net	8,361	9,545	15,666	17,543
Net loss on FDIC indemnification	(2,588)	(4,114)	(9,336)	(10,403)
Service charges and fees	5,539	4,796	10,616	9,358
Gain (loss) on sale of loans, net (including $(3,447), $(4,151), $(1,565) and $(4,863) related to covered loans)	(404)	(903)	4,154	587
Gain on investment securities available for sale, net	627	3,858	2,263	7,057
Lease financing	13,141	10,974	26,780	21,574
Other non-interest income	5,217	4,701	7,894	6,339
Total non-interest income	29,893	28,857	58,037	52,055
Non-interest expense:
Employee compensation and benefits	60,388	55,752	120,059	111,212
Occupancy and equipment	19,251	19,065	37,860	38,332
Amortization of FDIC indemnification asset	45,663	38,060	90,126	77,754
Deposit insurance expense	5,588	4,231	11,063	7,923
Professional fees	4,785	3,604	9,825	6,235
Telecommunications and data processing	3,745	3,721	7,029	7,054
Depreciation of equipment under operating lease	8,733	6,647	16,750	13,149
Other non-interest expense	12,282	13,032	24,280	24,561
Total non-interest expense	160,435	144,112	316,992	286,220
Income before income taxes	95,428	84,722	185,508	168,945
Provision for income taxes	29,021	27,997	56,808	57,346
Net income	$66,407	$56,725	$128,700	$111,599
Earnings per common share, basic	$0.60	$0.53	$1.18	$1.04
Earnings per common share, diluted	$0.60	$0.52	$1.17	$1.03
Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$19,063,873	$180,015	3.78%	$16,881,425	$149,722	3.56%
Covered loans	562,049	76,588	54.51%	745,960	76,384	40.97%
Total loans	19,625,922	256,603	5.24%	17,627,385	226,106	5.14%
Investment securities (3)	6,445,336	49,205	3.05%	5,594,891	39,442	2.82%
Other interest earning assets	555,755	3,372	2.43%	534,119	3,124	2.35%
Total interest earning assets	26,627,013	309,180	4.65%	23,756,395	268,672	4.53%
Allowance for loan and lease losses	(154,745)			(131,061)
Non-interest earning assets	1,754,208			1,950,846
Total assets	$28,226,476			$25,576,180
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,537,017	2,814	0.73%	$1,435,252	2,115	0.59%
Savings and money market deposits	9,438,586	18,356	0.78%	8,152,354	12,314	0.61%
Time deposits	5,996,229	18,344	1.23%	5,189,699	14,404	1.12%
Total interest bearing deposits	16,971,832	39,514	0.93%	14,777,305	28,833	0.78%
FHLB advances	4,795,809	14,417	1.21%	4,715,960	11,999	1.02%
Notes and other borrowings	402,818	5,315	5.28%	402,751	5,322	5.29%
Total interest bearing liabilities	22,170,459	59,246	1.07%	19,896,016	46,154	0.93%
Non-interest bearing demand deposits	3,025,018			2,943,378
Other non-interest bearing liabilities	451,967			415,071
Total liabilities	25,647,444			23,254,465
Stockholders' equity	2,579,032			2,321,715
Total liabilities and stockholders' equity	$28,226,476			$25,576,180
Net interest income		$249,934			$222,518
Interest rate spread			3.58%			3.60%
Net interest margin			3.76%			3.75%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2017			2016
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Non-covered loans	$18,894,681	$347,998	3.70%	$16,403,069	$293,560	3.59%
Covered loans	582,744	151,742	52.10%	769,873	152,173	39.54%
Total loans	19,477,425	499,740	5.15%	17,172,942	445,733	5.20%
Investment securities (3)	6,349,434	96,291	3.03%	5,375,775	75,217	2.80%
Other interest earning assets	563,926	6,829	2.44%	517,978	5,814	2.26%
Total interest earning assets	26,390,785	602,860	4.58%	23,066,695	526,764	4.58%
Allowance for loan and lease losses	(155,380)			(130,245)
Non-interest earning assets	1,782,243			1,978,162
Total assets	$28,017,648			$24,914,612
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,551,025	5,499	0.71%	$1,292,458	3,916	0.61%
Savings and money market deposits	9,349,203	33,777	0.73%	8,130,074	24,311	0.60%
Time deposits	5,835,121	34,966	1.21%	4,979,686	27,232	1.10%
Total interest bearing deposits	16,735,349	74,242	0.89%	14,402,218	55,459	0.77%
FHLB advances	4,871,917	27,316	1.13%	4,473,793	24,016	1.08%
Notes and other borrowings	402,818	10,633	5.28%	403,023	10,645	5.28%
Total interest bearing liabilities	22,010,084	112,191	1.03%	19,279,034	90,120	0.94%
Non-interest bearing demand deposits	3,033,989			2,926,585
Other non-interest bearing liabilities	430,567			417,467
Total liabilities	25,474,640			22,623,086
Stockholders' equity	2,543,008			2,291,526
Total liabilities and stockholders' equity	$28,017,648			$24,914,612
Net interest income		$490,669			$436,644
Interest rate spread			3.55%			3.64%
Net interest margin			3.73%			3.79%

(1)	On a tax-equivalent basis where applicable

(2)	Annualized

(3)	At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
c	2017	2016	2017	2016
Basic earnings per common share:
Numerator:
Net income	$66,407	$56,725	$128,700	$111,599
Distributed and undistributed earnings allocated to participating securities	(2,483)	(2,282)	(4,805)	(4,490)
Income allocated to common stockholders for basic earnings per common share	$63,924	$54,443	$123,895	$107,109
Denominator:
Weighted average common shares outstanding	106,827,077	104,160,894	106,325,244	104,039,977
Less average unvested stock awards	(1,144,135)	(1,193,517)	(1,102,836)	(1,173,213)
Weighted average shares for basic earnings per common share	105,682,942	102,967,377	105,222,408	102,866,764
Basic earnings per common share	$0.60	$0.53	$1.18	$1.04
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$63,924	$54,443	$123,895	$107,109
Adjustment for earnings reallocated from participating securities	7	(81)	15	(182)
Income used in calculating diluted earnings per common share	$63,931	$54,362	$123,910	$106,927
Denominator:
Weighted average shares for basic earnings per common share	105,682,942	102,967,377	105,222,408	102,866,764
Dilutive effect of stock options and executive share-based awards	455,135	764,435	537,491	771,592
Weighted average shares for diluted earnings per common share	106,138,077	103,731,812	105,759,899	103,638,356
Diluted earnings per common share	$0.60	$0.52	$1.17	$1.03

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Financial ratios (5)
Return on average assets	0.94%	0.89%	0.93%	0.90%
Return on average stockholders’ equity	10.33%	9.83%	10.21%	9.79%
Net interest margin (4)	3.76%	3.75%	3.73%	3.79%

	June 30, 2017		December 31, 2016
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.69%	0.69%	0.71%	0.70%
Non-performing assets to total assets (2)	0.49%	0.51%	0.51%	0.53%
Allowance for loan and lease losses to total loans (3)	0.77%	0.77%	0.80%	0.79%
Allowance for loan and lease losses to non-performing loans (1)	111.30%	111.65%	113.68%	112.55%
Net charge-offs to average loans (5)	0.25%	0.24%	0.13%	0.13%

(1)
We define non-performing loans to include non-accrual loans, and loans, other than ACI loans, that are past due 90 days or more and still accruing. Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2)	Non-performing assets include non-performing loans, OREO and other repossessed assets.

(3)	Total loans include premiums, discounts, and deferred fees and costs.

(4)	On a tax-equivalent basis.

(5)	Annualized for the three and six-month periods.